Exhibit 99.1
$ in Millions	Balance as of June 27, 2014	P&L Adjustment in Q4 2014	Claim Activity in Q4 2014	Balance as of Sept 26, 2014
Yarway
Insurance Assets	$0	$0	$0	$0
Gross Asbestos Liabilities	($90)	($225)	$0	($315)
Net Liability Position	($90)	($225)	$0	($315)

Other Claims
Insurance Assets	$162	$83	$0	$245
Gross Asbestos Liabilities	($220)	($323)	$5	($538)
Net Liability Position	($58)	($240)	$5	($293)

Total Tyco
Insurance Assets	$162	$83	$0	$245
Gross Asbestos Liabilities	($310)	($548)	$5	($853)
TOTAL	($148)	($465)	$5	($608)

$ in millions	Cash Outflows in Next 12 Months

Yarway	($325)
Other Claims	($275)
Total Tyco	($600)